Exhibit 99.1

Sidus Space Regains Compliance with Nasdaq Minimum Bid Requirements

CAPE CANAVERAL, Fla., January 10, 2024 – Sidus Space (NASDAQ: SIDU) (the “Company” or “Sidus”), a multi-faceted Space and Data-as-a-Service company, today announced that on January 8, 2024, the Company received a notification letter (the “Notification Letter”) from the Listing Qualifications Department of The Nasdaq Capital Market notifying the Company that it had regained compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2) (the “Nasdaq Minimum Bid Price Requirement”).

The Notification Letter confirmed that the Company evidenced a closing bid price at or greater than the $1.00 per ordinary share minimum requirement for 10 consecutive business days and that the Company has regained compliance with the Nasdaq Minimum Bid Price Requirement. Pursuant to Listing Rule 5815(d)(4)(B), the Company will be subject to a Mandatory Panel Monitor for a period of one year until January 8, 2025. As a result, the listing matter has been closed.

About Sidus Space

Sidus Space (NASDAQ: SIDU) is a Space and Data-as-a-Service satellite company focused on mission-critical hardware manufacturing; multi-disciplinary engineering services; satellite design, production, launch planning, mission operations; and in-orbit support. The Company is located in Cape Canaveral, Florida, where it operates from a 35,000-square-foot manufacturing, assembly, integration, and testing facility focused on vertically integrated Space-as-a-Service solutions including end-to-end satellite support.

Sidus Space has a mission of Bringing Space Down to Earth™ and a vision of enabling space flight heritage status for new technologies while delivering data and predictive analytics to domestic and global customers. Any corporation, industry, or vertical can start their journey off-planet with Sidus Space’s rapidly scalable, low-cost satellite services, space-based solutions, and testing alternatives. More than just a “Satellite-as-a-Service” provider, Sidus Space is a trusted Mission Partner–from concept to Low Earth Orbit and beyond. Sidus Space is ISO 9001:2015, AS9100 Rev. D certified, and ITAR registered.

Contacts:

Investor Relations

Valter Pinto

KCSA Strategic Communications

sidus@kcsa.com

(212) 896-1254

Media

Pam Davis

Sidus Space

mediateam@sidusspace.com